As filed with the Securities and Exchange Commission on June 6, 2007

Registration No. 333-134965

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-1655029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020
(303) 426-6262
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul L. Berns
President and Chief Executive Officer
Allos Therapeutics, Inc.
11080 CirclePoint Road, Suite 200
Westminster, Colorado  80020
(303) 426-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James C. T. Linfield, Esq.
Brent D. Fassett, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO  80021
(720) 566-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock	—	—
Preferred Stock, par value $.001 per share	—	—
Depositary Shares	—	—
Debt Securities	—	—
Warrants	—	—
Units	—	—
Total	$100,000,000	$10,700

(1)          There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of depositary shares, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)          The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)          Calculated pursuant to Rule 457(o) under the Securities Act.  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION

Allos Therapeutics, Inc., a Delaware corporation, (“Allos”), had originally registered the offer and sale of its common stock, preferred stock, depositary shares, debt securities, warrants and units (collectively, the “Securities”) in one or more offerings up to a total dollar amount of $100,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-134965) (the “Registration Statement”), the related base prospectus, issuer free writing prospectus and prospectus supplement as filed with the Securities and Exchange Commission (the “Commission”).

Pursuant to the Purchase Agreement, dated January 29, 2007, by and among Allos and the underwriters listed on Schedule A thereto, Allos sold 9,000,000 shares of its Common Stock at a price per share of $6.00, for aggregate proceeds of approximately $54,000,000.

Pursuant to an undertaking made in Item 17 of the Registration Statement, Allos hereby removes from registration the remaining $46,000,000 of its Securities covered by the Registration Statement, as only $54,000,000 of the Securities were sold under the Purchase Agreement.  Allos no longer wishes to maintain the registration of the unsold securities.  By filing this Post-Effective Amendment No. 1 to the Registration Statement, Allos hereby deregisters such unsold securities, as described above.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on 6th day of June, 2007.

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this post effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*	Chairman of Board of Directors and Director	June 6, 2007
Stephen J. Hoffman

	*	President, Chief Executive Officer and Director	June 6, 2007
	Paul L. Berns	(Principal Executive Officer)

	*	Corporate Controller and Treasurer	June 6, 2007
	David C. Clark	(Principal Financial Officer and Principal Accounting Officer)

	*	Director	June 6, 2007
Michael D. Casey

	*	Director	June 6, 2007
Mark G. Edwards

	*	Director	June 6, 2007
Stewart Hen

	*	Director	June 6, 2007
Jonathan S. Leff

	*	Director	June 6, 2007
Timothy P. Lynch

By:	/s/ Marc H. Graboyes		June 6, 2007
Marc H. Graboyes, Attorney-in-Fact

3